Exhibit 2.1

AMENDMENT NO. 3 TO MERGER AGREEMENT

THIS AMENDMENT NO. 3 TO MERGER AGREEMENT (this “Amendment”) is made as of April 12, 2025 (the “Amendment Date”) by and among AERKOMM Inc., a Nevada corporation (the “Company”), IX Acquisition Corp., a Cayman Islands exempted company limited by shares that, in accordance with the Agreement (as defined below), is planned to be re-domesticated as a Delaware corporation (“Parent”), and AKOM Merger Sub, Inc., a Nevada corporation (“Merger Sub”). Each of the Company, Parent and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Sub entered into that certain Merger Agreement dated as of March 29, 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”);

WHEREAS, pursuant to Section 11.3 of the Agreement, the Agreement may be amended by a writing signed by each Party; and

WHEREAS, the Parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

AMENDMENT TO THE AGREEMENT

Section 1.1 Amendment to Section 10.1 of the Agreement. Section 10.1 of the Agreement is hereby amended and restated to read as follows:

10.1      Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before April 17, 2025 (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

IX ACQUISITION CORP.

By:	/s/ Noah Aptekar
	Name:	Noah Aptekar
	Title:	Chief Executive Officer

Merger Sub:

AKOM MERGER SUB, INC.

By:	/s/ Noah Aptekar
	Name:	Noah Aptekar
	Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

AERKOMM INC.

By:	/s/ Louis Giordimaina
	Name:	Louis Giordimaina
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]